EXHIBIT 10.1

September 14, 2015

Robert Worshek
c/o Platform Specialty Products Corporation
245 Freight Street
Waterbury, CT. 06702

Re:    Severance Agreement

Dear Bob,

I write to confirm, subject to the approval of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Platform Specialty Products Corporation (the “Employer”), our agreement regarding severance in the case where your employment the Employer is involuntarily terminated without Cause (as defined herein), or you leave your employment for Good Reason (as defined herein). If your employment with your Employer is involuntarily terminated by your Employer without Cause, or you leave your employment for Good Reason (as defined herein), then your Employer will pay you a severance equal to twelve (12) months of your base salary, as determined by the then most recent year period. In order to receive the foregoing severance payment, you will be required to execute your Employer’s standard termination agreement (form attached) containing a full, final general release in favor of your Employer and all companies affiliated or under common control with your Employer (collectively, the “Company”). Taxes and appropriate withholdings will be deducted from any severance payment made hereunder, and any severance payment will be made with thirty (30) days after the foregoing release has become final and irrevocable.

As used in this agreement, “Cause” shall mean:

1.	Cause -

(i)	you commit any crime constituting a felony or involving dishonesty or moral turpitude;

(ii)	you engage in any activity that amounts to negligence and that significantly affects the business affairs or reputation of the Company;

(iii)	you willfully fail to perform your duties, or perform your duties in a negligent manner, which failure or performance continues for twenty (20) days after written notice from the Company; or

(iv)	you violate the Company’s standard policies, or the law, and such violation creates a substantial liability (actual or potential) for the Company.

As used herein, “Good Reason” means:

(i)	that your salary is significantly reduced by the Employer other than as a result of Cause; or

(ii)	that your bonus potential is significantly reduced by the Employer other than as a result of Cause.

This severance agreement supersedes and replaces any and all previous severance agreements, including any employment agreements which provide for severance and any oral or written severance promises, between you and any entity within the Company. This severance agreement shall only come into effect if and when approved by the Compensation Committee, and if this severance agreement is not approved by the Compensation Committee prior to December 31, 2015, then this agreement shall automatically without further action become null and void. Please indicate your acceptance and agreement by countersigning and returning this letter to my attention within five (5) days from the date hereof.

Sincerely,

/s/ Frank Monteiro
Frank Monteiro
Chief Financial Officer

Accepted and Agreed

/s/ Robert Worshek
Robert Worshek